Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Announces Plans to Rebrand as BrightSphere Investment Group plc

Stephen H. Belgrad Officially Assumes CEO Role

OMAM to become BrightSphere Investment Group (BSIG)

London, March 2, 2018 - OM Asset Management plc (NYSE: OMAM), a global, diversified multi-boutique asset management company, today announced that it will be changing its brand name to BrightSphere Investment Group plc, effective March 26, 2018. In addition, Steve Belgrad, who was named as the company’s next President and Chief Executive Officer on February 1, officially assumes those roles today.

“BrightSphere and our new logo dynamically blend energy and innovation with our commitment to a global, aligned multi-boutique model,” said Mr. Belgrad. “Our logo represents the unique and complementary attributes of our Affiliates which combine to create a diversified richer whole. Following the completion of our separation from Old Mutual plc in November, and our management transition today, this new brand reflects our evolution to an independent asset management company, focused on our Affiliates and their clients, and global opportunities for investment and growth.

“Working together with our high quality Affiliates as BrightSphere Investment Group, we will continue to evolve and enhance the ways we support Affiliate growth initiatives and invest for the future, while diversifying our business through additional investments in boutique asset management firms,” Mr. Belgrad continued. “Our business is well positioned to execute on a range of opportunities in the global investment marketplace, and I am honored to lead our team at the Center as we work to create long-term value for our shareholders.”

On March 26, as part of the rebranding process, the company’s New York Stock Exchange ticker will change to BSIG from OMAM. In addition, its CUSIP will become G1644T109. OMAM’s debt issues will also assume new tickers: the 5.125% Notes Due 2031 will change to BSA from OMAA and the 4.800% Notes due 2026 will change to BSIG 26 from OMAM 26.

Also on March 26, the BrightSphere Investment Group corporate website will become www.bsig.com and the company’s email will shift to @bsig.com.

About OMAM

OMAM is a global, multi-boutique asset management company with approximately $243 billion of assets under management as of December 31, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the company’s website at www.omam.com.

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